EXHIBIT C

POWER OF ATTORNEY

Vollmacht

Hiermit bevollmächtigt die KfW (aka/Kreditanstalt für Wiederaufbau), Palmengartenstrasse 5-9, 60325 Frankfurt am Main („Vollmachtgeberin”), vertreten durch Dr. Hendrik von Mellenthin und Axel Kaufmann, die DEG - Deutsche Investitions- und Entwicklungsgesellschaft mbH, Kämmergasse 22, 50676 Köln („Vollmachtnehmerin”), vertreten durch _______________________, im Auftrag und namens der Vollmachtgeberin zur Erstellung, Durchführung und Einreichung sämtlicher Formulare, Meldungen und Angaben („SEC-Filings”), inklusive Schedule 13 D, Form 3 und Form 4, bei der US-amerikanischen Börsenaufsicht „Securities and Exchange Commission”, US-amerikanischen Börsen oder sonstigen relevanten Behörden, die gemäß des „Securities Act of 1933”, des „Securities Exchange Act of 1934” oder sonstigen einschlägigen Gesetzen und Regeln im Zusammenhang mit dem Halten oder der Verwertung von Aktien (Common Stock, par value 0.001 USD, CUSIP 027297100) der American Lorain Corporation von der Vollmachtgeberin vorzunehmen sind. Des Weiteren erteilt die Vollmachtgeberin der Vollmachtnehmerin die Befugnis, alle in diesem Zusammenhang notwendigen oder zweckmäßigen Handlungen vorzunehmen und Erklärungen abzugeben.

Die Vollmacht erlischt erst, wenn sie durch die Vollmachtgeberin schriftlich widerrufen wird oder wenn die Vollmacht einer anderen Vollmachtnehmerin durch die Vollmachtgeberin zu einem späteren Datum schriftlich übertragen wurde.

Diese Vollmacht unterliegt deutschem Recht.

Ort, Datum, Unterschrift der Vertreter der Vollmachtgeberin

Frankfurt, 19.08.2016 /s/

Frankfurt, 19.08.2016 /s/

Ort, Datum, Unterschrift des Vertreters der Vollmachtnehmerin

Translation of German Vollmacht (Power of Attorney)

The KfW (Kreditanstalt für Wiederaufbau), Palmengartenstrasse 5-9, 60325 Frankfurt am Main (Grantor of the power of attorney) , represented by Dr. Hendrik von Mellenthin and Axel Kaufmann, hereby grants to the DEG-Deutsche Investitions-und Entwicklungsgesellschaft mbH, Kämmergasse 22, 50676 Köln ( Grantee of the power of attorney) represented by ___________, on the order of and in the name of the Grantor of the power of attorney to make, carry out and file various forms, notices and information ( „SEC-Filings“), including Schedule 13 D, Form 3 and Form 4, with the US American Securities market supervisory agency “Securities and Exchange Commission”, US securities markets or other relevant public authorities, which pursuant to the “Securities Act of 1933”, the Securities Exchange Act of 1934” or other relevant statutes and regulations in connection with the holding or disposition of shares of stock (Common Stock, par value $0.001 USD, CUSIP 027297100) of American Lorain Corporation are required from the Grantor of the power of attorney. Furthermore, the Grantor of the power of attorney grants to the Grantee of the power of attorney the authority to undertake all actions and declarations necessary or appropriate in connection with the foregoing.

The power of attorney will terminate if withdrawn in writing by the Grantor of the power of attorney or if the power of attorney is transferred to another grantee of the power of attorney by the Grantor of the power of attorney in writing at a later date.

This power of attorney is granted under and governed by German Law.

Place and date of execution by the Grantor of the power of attorney:

Frankfurt, August 19, 2016

S/ and S/